ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of January 27, 2009 (the “Closing Date”), is by and among Piramal Healthcare, Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Piramal Healthcare Limited, an Indian public limited company, RxElite, Inc., a Delaware corporation (“Seller”), and Citibank, N.A., as escrow agent (the “Escrow Agent”).

RECITALS

A.           Purchaser and Seller have entered into a Stock Purchase Agreement, dated as of January 27, 2009 (the “Purchase Agreement”) which provides, among other things, for the purchase by Purchaser from Seller of all of the issued and outstanding stock of RxElite Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the “Acquired Company”).

B.           The Purchase Agreement provides that Seller will indemnify the Purchaser Indemnitees with respect to certain matters upon the terms and subject to the conditions provided in the Purchase Agreement and a portion of the consideration to be delivered thereunder shall be placed in escrow pursuant to the terms and subject to the conditions of this Agreement.

C.           The Seller and the Purchaser wish to appoint Citibank, N.A. as Escrow Agent and Citibank, N.A. is willing to accept such appointment and has agreed to hold the Escrow Amount (as defined below) in accordance with the terms and provisions contained herein.

D.           The parties hereto acknowledge that nothing herein is intended to serve as an admission or acknowledgement of any potential claim that may be asserted against the Acquired Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Definitions.  Except as hereinafter defined, capitalized terms used in this Agreement will have the meanings assigned to such terms in the Purchase Agreement.  As used herein, the following terms shall have the following respective meanings:

“Claim” means, individually and not collectively, a claim for Damages incurred by any Purchaser Indemnitee with respect to the Preferred Stock Liability or the Idaho Tax Liability.

“Escrow Amount” means an amount equal to Nine Hundred Thousand Dollars ($900,000).

“Idaho Tax Liability” means any sales or use taxes, together with any interest, penalties, related liabilities, fines or additions to such taxes, imposed upon the Acquired Company by the Idaho State Tax Commission and relating to the purchase of vaporizers and/or sale of veterinary products by the Acquired Company with respect to any Pre-Closing Periods and for any Straddle Periods, but only with respect to the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section 6.4 of the Purchase Agreement.

“Indemnifiable Amount” means those Damages for which any Purchaser Indemnitee is entitled to indemnification pursuant to the Purchase Agreement.

“Indemnitor” means the Seller.

“Preferred Stock Liability” means any Liabilities relating to or arising out of any shares which were issued and outstanding at any time prior to the Closing Date of the Series A Preferred Stock of the Acquired Company, par value $0.01 per share, including any Liabilities accruing, arising out of, or relating to the First Amended and Restated Conversion Agreement, dated as of April 26, 2007, by and among the Acquired Company and each of the persons who were holders of such Series A Preferred Stock, and any amendment thereto.

“Preferred Stock Release Date” means fifteen (15) business days following the earlier of: (i) the date of a final and binding settlement and release of the Acquired Company from the Preferred Stock Liability, (ii) a final, nonappealable order by a court of competent jurisdiction or other final, nonappealable adjudication, in either case releasing the Acquired Company from the Preferred Stock Liability or (iii) the expiration of the period under which the Preferred Stock Liability can be asserted.

“Tax Release Date” means fifteen (15) business days following the earlier of: (i) the date of a written settlement of the Idaho Tax Liability by the Idaho State Tax Commission, or (ii) the date of a final, nonappealable order by a court of competent jurisdiction or other final adjudication of dismissal or discharge (or comparable release) of the Idaho Tax Liability or (iii) the expiration of the period of the statute of limitations under which the Idaho State Tax Commission may bring a claim for the Idaho Tax Liability, if no Claim is made.

2.           Appointment of the Escrow Agent.  Purchaser and Seller hereby designate and appoint Citibank, N.A. as the Escrow Agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment on the terms herein provided.  The Escrow Agent shall constitute the agent of the parties hereto solely to the extent required to execute its duties hereunder.

3.           Deposit of Escrow Amount; Commencement of Duties.  On the Closing Date, Purchaser shall deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the following account designated by the Escrow Agent in accordance with the wire instructions attached hereto as Attachment A:

Account Name:	Account Number:

Citibank FBO Piramal/RxElite, Inc. Escrow	796610

Upon receipt of the Escrow Amount by the Escrow Agent, the duties and obligations of the parties to this Agreement shall commence. The Escrow Amount, along with any interest or other investment income earned thereon held in escrow pursuant to this Agreement shall constitute the indemnification escrow fund (the “Indemnification Escrow Fund”) with respect to the Indemnitor’s indemnification obligations with respect to the Preferred Stock Liability and the Idaho Tax Liability.

4.           Maintenance of Escrow.  During the term of this Agreement, the Escrow Agent shall hold and safeguard the Indemnification Escrow Fund in accordance with this Agreement and shall disburse the Indemnification Escrow Fund only in accordance with this Agreement.  The Escrow Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and distributed solely for the purposes and in accordance with this Agreement.

5.           Investment of Escrow Amount; Tax Reporting.

(a)           Permitted Investments.  The Escrow Agent shall invest the Escrow Amount pursuant to and as directed by a signed written instruction from both Purchaser and Seller.  The Escrow Agent shall invest the Escrow Amount on the date of instruction provided that it is received on or before 11:00 a.m. (New York Time).  Any Escrow Amount received by the Escrow Agent after 11:00 a.m. (New York Time) shall be treated as if received on the following Business Day.  For purposes of this Agreement “Business Day” shall mean any day that the Escrow Agent is open for business.  Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to such usual and customary fee.  Neither Escrow Agent nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(b)           Tax Reporting.  The parties hereto agree that Seller shall be treated as the owner of the Escrow Amount for federal income tax purposes and that Seller shall include in taxable income the earnings on the Escrow Amount.  Such earnings shall be reported on a Form 1099 INT for interest earned or on a Form 1099 DIV for dividends earned.

(c)           Certification of Tax Identification Number.  Seller shall promptly provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 certifying the Seller’s status as a beneficial owner of the Escrow Amount for federal income tax purposes.  In the event the payee is not the Seller, the Seller shall provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) on such payee prior to payment being made.  Seller understands that, in the event tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Amount.

(d)           IRS Circular 230 Disclosure.  Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Escrow Agent and its affiliates.  This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties.  Any such taxpayer should seek advice based on the taxpayer’s particular circumstances for an independent tax advisor.

6.           Purchaser Indemnitees’ Rights to Assert Claim to Indemnification Escrow Fund.  Subject to the terms of the Purchase Agreement, the Purchaser Indemnitees shall have the right to make one or more Claims related to the Preferred Stock Liability on or prior to the Preferred Stock Release Date and one or more Claims related to the Idaho Tax Liability on or prior to the Tax Release Date by delivering a written notice of such Claim (a “Claim Notice”) to the Seller and the Escrow Agent prior to the relevant time, with a copy directed to each party as to which copies shall be directed pursuant to the notice provisions in Section 8.1 of the Purchase Agreement.  Each Claim Notice shall be labeled either “Preferred Stock Liability Claim Notice” or “Idaho Tax Liability Claim Notice” and  state facts relating to the Claim in reasonable detail so that the Seller may reasonably evaluate such Claim, including specifying the amount requested by the Purchaser Indemnitee to be released to the Purchaser Indemnitee in connection with such Claim, which estimate and statement may be amended or modified from time to time.

7.           Issuance of Final Instruction.  For purposes of this Agreement, a “Final Instruction” shall mean a written notice given to the Escrow Agent directing the disbursement of the Indemnifiable Amount of a Claim, which shall be signed both by the Purchaser and the Seller; except as otherwise provided herein.  The parties hereto agree to execute and deliver to the Escrow Agent a Final Instruction accompanied by the indicated documentation, under the following circumstances:

(a)           If the Seller disputes the validity, amount and/or calculation of the Claim and/or the related Indemnifiable Amount, the Seller shall give written notice of such dispute (a “Dispute Notice”) to Purchaser, with a copy to the Escrow Agent, within 30 days after the receipt of the Claim Notice by the Seller.  In such circumstances, no Final Instruction may be given to the Escrow Agent except as provided in (d) below and the Escrow Agent shall not make any disbursement of any portion of the Escrow Amount.  In the event of a final determination by a court of competent jurisdiction in respect of the disposition of the Claim and the related Indemnifiable Amount, Seller and Purchaser shall execute a Final Instruction to the Escrow Agent providing the Escrow Agent with disbursement instructions consistent with such final determination.

(b)           If the Seller does not dispute the Claim and the related Indemnifiable Amount, the Seller and Purchaser shall execute a Final Instruction to the Escrow Agent providing the Escrow Agent with disbursement instructions consistent with such final determination.

(c)           If the Seller fails to send a Dispute Notice to Purchaser within 30 days after its receipt of the Claim Notice, Purchaser shall execute a Final Instruction to the Escrow Agent, with a copy to the Seller, stating that such thirty (30) day period has expired and providing the Escrow Agent with disbursement instructions consistent with such final determination.

(d)           If the Seller and the Purchaser reach an agreement with respect to the proper determination of the Claim and the related Indemnifiable Amount, the Seller and the Purchaser shall give to the Escrow Agent a Final Instruction with respect to the Claim and the related Indemnifiable Amount.

(e)  If the Seller and the Purchaser agree that a certain amount should be distributed out of the Indemnification Escrow Fund, then Seller and Purchaser shall execute a Final Instruction to the Escrow Agent providing the Escrow Agent with disbursement instructions consistent with such final determination.

(f)  Notwithstanding anything to the contrary, in no event shall any disbursement be made from the Indemnification Escrow Fund with respect to the Idaho Tax Liability to the extent the amount of such disbursement plus all other disbursements with respect to the Idaho Tax Liability for which Final Instructions have previously or simultaneously been issued (collectively, the “Cumulative Tax Instruction Amount”), would in the aggregate exceed $500,000 (i) plus any interest earned on the Indemnification Escrow Fund and (ii) less the amount, if any, by which the Cumulative Stock Instruction Amount (as defined below) exceeds $400,000 at such time.  Similarly, in no event shall any disbursement be made from Indemnification Escrow Fund with respect to the Preferred Stock Liability to the extent the amount of such disbursement plus all other disbursements with respect to the Preferred Stock Liability for which Final Instructions have previously or simultaneously been issued (collectively, the “Cumulative Stock Instruction Amount”) would in the aggregate exceed $600,000 (i) plus any interest earned on the Indemnification Escrow Fund and (ii) less the amount, if any, by which the Cumulative Tax Instruction Amount exceeds $300,000 at such time.

8.           Distribution of Indemnification Escrow Fund.

(a)           Receipt of Final Instruction.  Upon receipt of a Final Instruction in accordance with Section 7, the Escrow Agent shall disburse such portion of the applicable Escrow Amount as set forth in the Final Instruction.

(b)           Preferred Stock Release Date.  On or prior to Preferred Stock Release Date, Purchaser and Seller shall deliver a Final Instruction to the Escrow Agent notifying the Escrow Agent of (i) the Preferred Stock Release Date, (ii) whether any Purchaser Indemnitees have any outstanding Claims relating to the Preferred Stock Liability, and (iii) the amount and recipient of funds to be disbursed from the Indemnification Escrow Fund.

(1)           If, on the Preferred Stock Release Date, the Purchaser Indemnitees have neither made any Claims relating to the Preferred Stock Liability in accordance with Section 6 hereof nor indicated in the Final Instruction any outstanding Claims relating to the Preferred Stock Liability, then the Escrow Agent shall deliver to the Indemnitor as promptly as practicable after the Preferred Stock Release Date an amount (the “Preferred Stock Release Amount”) equal to either (i) if the Tax Release Date has already occurred, the remaining balance in the Indemnification Escrow Fund including any interest accrued thereon, or (ii) if the Tax Release Date has not yet occurred, then the positive difference between (x) $400,000 and (y) the aggregate amount of any Claims paid out of the Indemnification Escrow Fund with respect to the Preferred Stock Liability, in accordance with Section 8(d) hereof.

(2)           If any Purchaser Indemnitee has made a Claim or Claims relating to the Preferred Stock Liability on or prior to the Preferred Stock Release Date, and if, upon the Preferred Stock Release Date, the portion of the Indemnifiable Amount of such Claim or Claims (the “Preferred Stock Release Deferred Portion”) (whether or not in dispute) that has not been paid out of the Indemnification Escrow Fund aggregates less than the Preferred Stock Release Amount, then the Escrow Agent shall deliver to the Indemnitor, in accordance with Section 8(d) hereof the Preferred Stock Release Amount less the Preferred Stock Release Deferred Portion.  The Preferred Stock Release Deferred Portion shall be retained by the Escrow Agent until each unresolved Claim set forth in a Claim Notice delivered on or prior to the Preferred Stock Release Date has been completely and finally determined in accordance with the terms hereof, after which any portion of the Preferred Stock Release Deferred Portion that is determined pursuant to this Agreement to not constitute an Indemnifiable Amount shall be delivered by the Escrow Agent to the Indemnitor, in accordance with Section 8(d) hereof.

(3)           If any Purchaser Indemnitee has made a Claim or Claims in accordance with Section 6 hereof and if upon the Preferred Stock Release Date, the portion of the Indemnifiable Amount of such Claim or Claims that has not been paid out of the Indemnification Escrow Fund (whether or not in dispute) aggregates more than the Preferred Stock Release Amount, then upon the Escrow Agent’s receipt of a Final Instruction pursuant to Section 7, the Escrow Agent shall deliver to such Purchaser Indemnitee all or such portion of the Claim as is determined pursuant to this Agreement to constitute an Indemnifiable Amount, in accordance with Section 8(d) hereof.

(c)           Tax Release Date.  On or prior to the Tax Release Date, Purchaser and Seller shall deliver a Final Instruction to the Escrow Agent notifying the Escrow Agent of (i) the Tax Release Date, (ii) whether any Purchaser Indemnitees have any outstanding Claims relating to the Idaho Tax Liability, and (iii) the amount and recipient of funds to be disbursed from the Indemnification Escrow Fund.

(1)           If, on the Tax Release Date, the Purchaser Indemnitees have neither made any Claims related to the Idaho Tax Liability in accordance with Section 6 hereof nor indicated in the Final Instruction any outstanding Claims relating to the Idaho Tax Liability, then the Escrow Agent shall deliver to the Indemnitor as promptly as practicable after the Tax Release Date an amount (the “Tax Release Amount”) equal to either (i) if the Preferred Stock Release Date has already occurred, the remaining balance in the Indemnification Escrow Fund including any interest accrued thereon, or (ii) if the Preferred Stock Release Date has not yet occurred, the positive difference between (a) $300,000 and (b) the aggregate amount of any Claims paid out of the Indemnification Escrow Fund with respect to the Idaho Tax Liability, in accordance with Section 8(d) hereof.

(2)           If any Purchaser Indemnitee has made a Claim or Claims relating to the Idaho Tax Liability on or prior to the Tax Release Date, and if, upon the Tax Release Date, the portion of the estimated Indemnifiable Amount of such Claim or Claims (the “Tax Release Deferred Portion”) (whether or not in dispute) that has not been paid out of the Indemnification Escrow Fund aggregates less than the Tax Release Amount, then the Escrow Agent shall deliver to the Indemnitor, in accordance with Section 8(d) hereof the Tax Release Amount less the Tax Release Deferred Portion.  The Tax Release Deferred Portion shall be retained by the Escrow Agent until each unresolved Claim set forth in a Claim Notice delivered on or prior to the Tax Release Date has been completely and finally determined in accordance with the terms hereof, after which any portion of the Tax Release Deferred Portion that is determined pursuant to this Agreement to not constitute an Indemnifiable Amount shall be delivered by the Escrow Agent to the Indemnitor, in accordance with Section 8(d) hereof.

(3)           If any Purchaser Indemnitee has made a Claim or Claims in accordance with Section 6 hereof and if upon the Tax Release Date, the portion of the Indemnifiable Amount of such Claim or Claims that has not been paid out of the Indemnification Escrow Fund (whether or not in dispute) aggregates more than the Tax Release Amount, then upon the Escrow Agent’s receipt of a Final Instruction pursuant to Section 7, the Escrow Agent shall deliver to such Purchaser Indemnitee all or such portion of the Claim as is determined pursuant to this Agreement to constitute an Indemnifiable Amount, in accordance with Section 8(d) hereof.

(d)           Distribution Instructions.  Any distributions of all or a portion of the Indemnification Escrow Fund made to Purchaser or any Purchaser Indemnitee shall be made by wire transfer to, or c/o, Purchaser pursuant to the wire instructions listed on Attachment A (or such other instructions or address as may be provided in writing to the Escrow Agent by Purchaser).  Any distributions of all or a portion of the Indemnification Escrow Fund made to Seller shall be made by wire transfer to Seller pursuant to the wire instructions listed on Attachment A (or such other instructions or address as may be provided in writing to the Escrow Agent by Seller).

9.           Concerning the Escrow Agent.

(a)           Escrow Agent Duties.  Each party hereto acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in the Agreement and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto, (iv) the Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder and (v) the Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b)           Standard of Care.  The Escrow Agent shall be under no duty to afford the Indemnification Escrow Fund any greater degree of care than it gives its own similar property.  The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct.

(c)           Limitation on Liability.  Notwithstanding any other provision of the Agreement, the Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, or (iii) for the investment or reinvestment of any Escrow Amount, or any liquidation of such investment or reinvestment, executed in accordance with the terms of the Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Amount, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d)           Reliance.  The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order.  The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e)           Consultation.  The Escrow Agent may consult with counsel satisfactory to it (who shall not be counsel to any Purchaser Indemnitee, the Acquired Company or the Seller), and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

10.           Indemnification of the Escrow Agent.  Each of the Seller and Purchaser covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may  result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of the Agreement and the resignation or removal of the Escrow Agent.

11.           Fees and Expenses of the Escrow Agent.  Seller covenants and agrees to pay the Escrow Agent’s fees and expenses specified in Attachment B.  In the event that such fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Indemnification Escrow Fund and may sell, convey or otherwise dispose of any amounts in the Indemnification Escrow Fund for such purpose.  The Escrow Agent may in its sole discretion withhold from any distribution of the Indemnification Escrow Fund an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

12.           Resignation and Removal.

(a)           The parties hereto may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of Seller and Purchaser.  The Escrow Agent may resign at any time by giving to each Seller and Purchaser thirty (30) calendar days’ prior written notice of resignation.

(b)           Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Seller and Purchaser shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent.  If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent's removal, or (ii) 30-day period, in the case of the Escrow Agent's resignation, the Escrow Agent may either (x) deliver the Indemnification Escrow Fund to the Purchaser at the address set forth on the signature page to the Agreement, or (y) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c)           Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Indemnification Escrow Fund then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs, expenses and the value of other obligations owed to the Escrow Agent hereunder, or hold such Indemnification Escrow Fund (or any portion thereof) pending distribution, until all such fees, costs and expenses or the value of other obligations are paid to it.

(d)           Upon delivery of the Indemnification Escrow Fund to the successor escrow agent or to the Purchaser, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

13.           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing.  All such notices shall be delivered personally, by telecopier (but only if followed by transmittal by reputable overnight courier for delivery on the next business day), by certified mail, return receipt requested, or by reputable overnight courier (costs prepaid), and shall be deemed given or made upon receipt thereof.  All such notices are to be given or made to the parties hereto at the following addresses (or to such other address as any such party may designate by a notice given in accordance with the provisions of this Section 13):

If to Purchaser, addressed to:

  Piramal Healthcare, Inc.
c/o Piramal Enterprises Ltd.
D-Mart Bldg,
Mulund Goregaon Link Road
Mulund (West)
Mumbai 400080
Attention: Madhu Nair
Fax:  91-22-3953-6940

With a copy to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee  37219-1760
Attention:  L. Hunter Rost, Esq.
Fax:  (615) 244-6804

If to the Escrow Agent:

Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY  10013
Attention:  Marie Ladolcetta, Agency & Trust Dept.
Fax:  (212) 657-2762

If to the Seller:

RxElite, Inc.
1404 North Main
Meridian, Idaho 83642
Attention: President
Fax: (208) 288-1191

With a copy to:

Haynes and Boone, LLP
1221 Avenue of the Americas
Suite 2600
New York, New York 10020
Attention: Harvey J. Kesner, Esq.
Fax: (212) 918-8989

14.           Assignment.  Neither this Agreement nor any or all of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that Purchaser may, without such consent, assign any or all such rights and obligations to an assignee permitted under Section 9.8 of the Purchase Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person, shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

15.           Amendment and Termination; Waiver.  This Agreement may be amended by and upon written notice to the Escrow Agent given by Purchaser and the Seller, but the duties and responsibilities of the Escrow Agent may not be increased without its written consent.  This Agreement will terminate on the date on which the entire Escrow Amount has been distributed, except such provisions, including without limitation Section 10 hereof, which by their terms are intended to survive any such distribution. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising prior or subsequent to such occurrence.

16.           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Invalidity.  In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18.           Titles.  The titles, captions or headings of the sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.           Cumulative Remedies.  All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

20.           Governing Law; Jurisdiction; Waivers.

(a)           The parties agree (pursuant to section 5-1401 of the General Obligations Law of the State of New York) that, to the extent such laws would otherwise not apply, this Agreement (including this choice-of-law provision) and the rights and obligations of the parties to the Agreement shall be governed by, construed in accordance with, and all controversies and disputes arising under, in connection with or in relation to this Agreement shall be resolved pursuant to, the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

(b)           The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement.  The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c)           The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

(d)           The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

21.           Specific Performance.  Each party hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent material breaches of the provisions of this Agreement and to enforce specifically (without posting bond) this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

22.           Instructions, Verification, Communications.

(a)           All instructions required under the Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of each of the Seller and Purchaser or an entity acting on their behalf.  The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers form as set forth on Attachment C and shall remain in effect until the applicable party, or an entity acting on its behalf, notifies Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”).  The Escrow Agent and the parties hereto agree that the above constitutes a commercially reasonable security procedure and further agree not to comply with any direction or instruction (other than those contained herein or delivered in accordance with the Agreement) from any party.

(b)           In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Attachment C.   Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Attachment C is updated in accordance with (a) above.  In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated.  To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction.  The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent.  The parties to this Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c)           To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties.  The parties hereto hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d)           Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted.  The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient.  Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(e)           The provisions of this Section 11(a)-(d) may be amended by the Escrow Agent unilaterally upon notice to the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

PIRAMAL HEALTHCARE, INC.
as PURCHASER

By	/s/ Muraj Rajan
Name: Muraj Rajan
Title: President

RXELITE, INC.
as SELLER

By	/s/ Earl Sullivan
Name: Earl Sullivan
Title: CEO

CITIBANK, N.A.,
as ESCROW AGENT

By	/s/ Miriam Molina
Name: Miriam Molina
Title: Vice President